Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Green Plains Renewable Energy, Inc.:

We consent to the incorporation by reference in the registration statement (File No.  333-163203) on Form S-3, and registration statements (File Nos. 333-143147, 333,154280, and 333-159049) on Form S-8 of Green Plains Renewable Energy, Inc. and subsidiaries (the Company) of our report dated June 20, 2008, except as to the restatement described in note 1, which is as of August 1, 2008, and the historical financial statement adjustment information that resulted from the merger as described in note 1, which is as of November 6, 2009, and the retrospective presentation of the accounting for noncontrolling interests as described in note 2, which is as of February 24, 2010, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows of VBV LLC and subsidiaries (predecessor of Green Plains Renewable Energy, Inc.) for the year ended March 31, 2008, which report appears in the Annual Report on Form 10-K of Green Plains Renewable Energy, Inc. for the year ended December 31, 2009.

Our report, included herein, on the consolidated financial statements of VBV LLC and subsidiaries contains an explanatory paragraph that refers to the Company’s adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, included in ASC Topic 810, Consolidation.

/s/ KPMG LLP

Chicago, Illinois

February 24, 2010